UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Cogentix Medical, Inc.
(Name of Registrant as Specified in its Charter)

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THE NATION’S TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND SUPPORT OF COGENTIX MEDICAL BOARD PROPOSALS

Institutional Shareholder Services Inc. (ISS) Recommends WITHHOLD Vote for Director Lewis Pell

Both ISS and Glass Lewis & Co. Recommend DO NOT VOTE on Pell Proposals

MINNEAPOLIS, MN, May 9, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today reported that the nation’s two leading independent proxy advisory firms, Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., have issued reports recommending that shareholders vote FOR all of the Board of Directors’ proposals at the Company’s upcoming annual meeting of shareholders to be held on May 20, 2016.  ISS did recommend that shareholders vote WITHHOLD on director nominee Lewis Pell, on the WHITE proxy card. Both ISS and Glass Lewis recommend that shareholders DO NOT VOTE for any of the Pell proposals presented on a green card.

Among the findings in its report published May 7, 2016, ISS* noted:

•	“It appears the board and executive team have achieved meaningful and prudent results – and the dissidents, as a consequence, have failed to make a compelling case that change is warranted.”

•	“Though Pell is a significant shareholder, his own soliciting materials unnecessarily raise questions about his understanding of a director's role at a public company…At such companies, directors represent the interests of the shareholders…they do not do it by putting the interests of other constituencies – like creditors, who have contractual claims – on equal or better footing to shareholders.”

•	“Pell is not the most compelling candidate to advance the interests of all shareholders. Shareholders, accordingly, should use the WHITE management card to WITHHOLD votes from dual dissident/management nominee Pell.”

In addition, Cogentix Medical has mailed a second letter to shareholders regarding numerous false and misleading assertions made in Mr. Pell’s letter to shareholders, as well as facts to address those false and misleading assertions.  The letter has been filed with the Securities and Exchange Commission, and the false and misleading statements made by Mr. Pell may be found at the following link:  www.cogentixmedical/pellrebuttal.

*Permission neither sought nor obtained from ISS.

Additional Information

This release may be deemed to be additional soliciting material with respect to the solicitation of proxies by the Board of Directors of the Company with respect to the Company’s annual meeting of shareholders to be held on May 20, 2016 (the “Annual Meeting”).  The Company filed its definitive proxy statement relating to the Annual Meeting (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 25, 2016.  The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal nine months ended December 31, 2015 were first made available to shareholders on or about April 25, 2016.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies of the proxy materials are also available to shareholders at no charge at www.proxyvote.com or by writing to the Company’s Corporate Secretary at Cogentix Medical, Inc. (5420 Feltl Road Minnetonka, MN 55343 United States address).

About Cogentix Medical
Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
EVC Group
Doug Sherk/Brian Moore
415-652-9100/310-579-6199